Exhibit 4.7

THIRD AMENDMENT TO THE

ENBRIDGE EMPLOYEE SERVICES, INC. EMPLOYEES’ SAVINGS PLAN

(AS AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2019)

Pursuant to Section 10.2 of the Enbridge Employee Services, Inc. Employees’ Savings Plan, as amended (the “Savings Plan”), the Enbridge U.S. Pension Administration Committee (the “Committee”) has reviewed and approved this Third Amendment at a meeting of the Committee that was duly called and held on the 26th day of August 2020, at which a quorum was present.

SECURE Act

Changes to Required Beginning Date and Distributions to Beneficiaries

1. Effective as of January 1, 2020, Subsection 8.3.1(b) of the Plan is hereby amended and replaced, in its entirety, with the following new Subsection 8.3.1(b):

(b) In two or more installments over such period of time as the Participant or Beneficiary will determine, but not extending beyond the permissible period for distributing benefits as set forth in Section 8.13. In the event distribution in installments is selected, any undistributed funds will remain in the Trust to be invested by the Trustee (pursuant to the Participant’s investment election). After the adjustment of Accounts required or permitted by Article 7 has been made, the vested balance of the Participant’s or Beneficiary’s Account will be divided by the number of installments remaining to be paid in order to determine the amount of each installment to be paid until the next adjustment of Accounts under Article 7 occurs; provided, however, that installments paid prior to the date by which distributions must commence under Subsection 8.8.2 will not be subject to a minimum distribution requirement; or

2. Effective as of January 1, 2020, Section 8.8.2 of the Plan is hereby amended and replaced, in its entirety, with the following new Section 8.8.2:

8.8.2 Required Minimum Distribution. Distribution of all benefits attributable to a Participant’s Account must commence in accordance with the requirements of Code Section 401(a)(9) and Section 8.13 of this Plan.

3. Effective as of January 1, 2020, Section 8.13 of the Plan is hereby amended and replaced, in its entirety, with the following new Section 8.13:

8.13 Minimum Distribution Requirements. The provisions of this Section 8.13 apply for purposes of determining required minimum distributions for calendar years that commence on or after January 1, 2020. Required minimum distributions that commenced before January 1, 2020, are governed by the terms of the Plan as then in effect. The requirements of this Section 8.13 will take precedence over any inconsistent provisions of the Plan. All distributions required under this Section 8.13 will be determined and made in accordance with Code Section 401(a)(9) and the Treasury Regulations issued thereunder, including the incidental death benefit distribution requirements of Code Section 401(a)(9)(G). Additional terms not otherwise defined in Article I are defined in Subsection 8.13.3.

Notwithstanding any other provision of the Plan, all benefits payable under the Plan shall be distributed, or commence to be distributed, in compliance with the following provisions. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Subsections 8.13.1 and 8.13.2. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations.

8.13.1 Distributions to Participant. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of: (i) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or (ii) if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

Required minimum distributions will be determined under this Subsection 8.13.1 beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

8.13.2 Distributions to Beneficiary.

(a) Beneficiary is a Surviving Spouse. If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then distribution of the Participant’s interest to the surviving spouse will begin by December 31 of the calendar year next following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 72, if later, and the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by:

(i) if the Participant died before the date that distributions begin, the remaining Life Expectancy of the surviving spouse; or

(ii) if the Participant died on or after the date that distributions begin, the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s surviving spouse.

(b) Beneficiary is an Eligible Child Beneficiary. If the Participant’s Designated Beneficiary is an Eligible Child Beneficiary, distribution of the Participant’s entire interest to the Eligible Child Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, and will be completed by no later than the tenth anniversary of the date that the Eligible Child Beneficiary reaches the age of majority within the meaning of Code Section 401(a)(9)(F).

(c) Beneficiary is an Eligible Designated Beneficiary other than a Surviving Spouse or Eligible Child Beneficiary. If an Eligible Designated Beneficiary other than a surviving spouse or Eligible Child Beneficiary is the Participant’s sole Designated Beneficiary, then distribution of the Participant’s interest to the Eligible Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, and the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by:

(i) if the Participant died before the date that distributions begin, the remaining Life Expectancy of the Eligible Designated Beneficiary; or

(ii) if the Participant died on or after the date that distributions begin, the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Eligible Designated Beneficiary.

(d) Beneficiary is Designated Beneficiary and not an Eligible Designated Beneficiary. If the Participant’s Beneficiary is a Designated Beneficiary, but is not an Eligible Designated Beneficiary, then distribution of the Participant’s entire interest to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died and will be completed by no later than the tenth anniversary of the date of the Participant’s death.

(e) Beneficiary is not a Designated Beneficiary. If there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by no later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(f) Death of Designated Beneficiary Before Distributions Begin. If the Participant’s Designated Beneficiary dies after the Participant but before distributions to the Designated Beneficiary begin, distribution of the Participant’s interest shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died and shall be completed as follows:

(i) within 10 years from the date of the Participant’s death to any beneficiary designated by the Designated Beneficiary who is an individual;

(ii) by December 31 of the calendar year containing the fifth anniversary of the Participant’s death to any beneficiary designated by the Designated Beneficiary that is not an individual; or

(iii) by December 31 of the calendar year containing the fifth anniversary of the Participant’s death to the estate of the Designated Beneficiary if no beneficiary was designated by such Designated Beneficiary.

(g) For purposes of Subsections 8.13.2(a) and 8.13.2(c):

(i) The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) The remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(iii) The Eligible Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

For purposes of this Subsection 8.13.2, unless Subsection 8.13.2(a)(i) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Subsection 8.13.2(a)(i) applies, distributions are considered to begin on the date that distributions are required to begin to the surviving spouse under Subsection 8.13.2(a).

If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date, or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Subsection 8.13.2(a), the date that distributions are considered to begin is the date distributions actually commence.

8.13.3 Definitions.

(a) “Designated Beneficiary” means the individual who is designated as the Beneficiary under Section 8.5 and is the designated beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-4, Q&A-1, of the Treasury Regulations.

(b) “Distribution Calendar Year” means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Subsection 8.13.2. The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(c) “Eligible Child Beneficiary” means a child of the Participant who has not reached majority within the meaning of Code Section 401(a)(9)(F) at the time of the Participant’s death.

(d) “Eligible Designated Beneficiary” means a Designated Beneficiary who is an eligible designated beneficiary under Code Section 401(a)(9)(E), including (A) the surviving spouse of the Participant; (B) Eligible Child Beneficiary; (C) an individual who is disabled within the meaning of Code Section 72(m)(7); (D) an individual who is chronically ill within the meaning of Code Section 7702B(c)(2) in accordance with the requirements of Code Section 401(a)(9)(E)(IV); or (E) any other individual who is not more than 10 years younger than the Participant.

(e) “Life Expectancy” means the life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(f) “Participant’s Account Balance” means the Account balance as of the last Accounting Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any Contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Accounting Date and decreased by distributions made in the valuation calendar year after the Accounting Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(g) Required Beginning Date.

(i) With respect to a Participant who attained age 70 1⁄2 before January 1, 2020, “Required Beginning Date” means April 1 of the calendar year following the later of the calendar year during which the Participant retires or the calendar year in which the Participant attains age 70 1⁄2, except that if a Participant is a five percent owner within the meaning of Code Section 416(i) at any time during the Plan Year ending with or within the calendar year in which the Participant attains age 70 1⁄2, the Participant’s Required Beginning Date is April 1 of the calendar year next following the calendar year in which the Participant attains age 70 1⁄2.

(ii) With respect to a Participant who attains age 70 1⁄2 on or after January 1, 2020, “Required Beginning Date” means April 1 of the calendar year following the later of the calendar year during which the Participant retires or the calendar year in which the Participant attains age 72, except that if a Participant is a five percent owner within the meaning of Code Section 416(i) at any time during the Plan Year ending with or within the calendar year in which the Participant attains age 72, the Participant’s Required Beginning Date is April 1 of the calendar year next following the calendar year in which the Participant attains age 72.

As amended hereby, the Savings Plan is hereby specifically ratified and reaffirmed in its entirety.

To record this Third Amendment, the undersigned member of the Committee and officer of Enbridge Employee Services, Inc., pursuant to the authorization of the Committee, hereby approves, ratifies, confirms and executes the Third Amendment on this 31 day of August 2020, to be effective as stated herein.

By:	/s/ Steve Neyland
Steve Neyland,
Vice President Finance & Business Partners on behalf of the Enbridge U.S. Pension Administration Committee